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                                                                     EXHIBIT 3.3


                         CERTIFICATE OF INCORPORATION
                                      OF
                             KEVCO DELAWARE, INC.

                                  ARTICLE ONE

     The name of the corporation is KEVCO DELAWARE, INC.

                                  ARTICLE TWO

     The corporation will have perpetual existence.

                                 ARTICLE THREE

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
                                 ARTICLE FOUR

     The aggregate number of shares of capital stock that the corporation will have authority to issue is 1,000 shares of common stock, having a par value of $.01 per share.

                                 ARTICLE FIVE

     No stockholder of the corporation will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder. The board of directors may authorize the issuance of, and the corporation may issue, shares of any class of the corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights
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or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the corporation.

                                  ARTICLE SIX

     At all meetings of stockholders, a quorum will be present if the holders of a majority of the shares entitled to vote at the meeting are represented at the meeting in person or by proxy.

                                 ARTICLE SEVEN

     Stockholders of the corporation will not have the right of cumulative voting for the election of directors or for any other purpose.

                                 ARTICLE EIGHT

     The board of directors is expressly authorized to alter, amend or repeal the bylaws of the corporation and to adopt new bylaws.

                                 ARTICLE NINE

     (a)  (i)   The corporation shall, to the fullest extent provided by the
Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify each of its directors from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law;

          (ii) The corporation may, to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, indemnify any officer, employee or agent of the corporation, from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law.

          (iii) Such indemnification may be provided pursuant to any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent, and will inure to the benefit of the heirs, executors and administrators of such a person.
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     (b)  To the extent indemnified under the preceding paragraph (a), if a claim is not paid in full by the corporation within 30 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Delaware nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                                  ARTICLE TEN

     To the fullest extent permitted by the laws of the State of Delaware as the same exist or may hereafter be amended, a director of the corporation will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article will not increase the personal liability of any director of the corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification. The provisions of this Article Ten shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director that has not been eliminated by the provisions of this Article Ten.


                                ARTICLE ELEVEN
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     The address of the corporation's initial registered office is 1209 Orange
Street, Wilmington, Delaware 19801, County of New Castle, and the name of its initial registered agent at that address is The Corporation Trust Company.

                                ARTICLE TWELVE

     The number of directors constituting the initial board of directors of the corporation is two and the names and mailing addresses of such persons, who are to serve as directors until the first annual meeting of the stockholders or until their successors are elected and qualified, are:

          Jerry E. Kimmel               1300 So. University Drive, Suite 200
                                        Fort Worth, Texas 76107


          Richard S. Tucker             777 Main Street, Suite 1800
                                        Fort Worth, Texas 76102-5306

     Hereafter, the number of directors will be determined in accordance with the bylaws of the corporation.

                               ARTICLE THIRTEEN

     The powers of the incorporator will terminate upon the filing of this Certificate. The name and mailing address of the incorporator is:

          Richard S. Tucker             777 Main Street, Suite 1800
                                        Fort Worth, Texas 76102-5306

     EXECUTED on this the 8th day of October, 1996.


                                        /s/ Richard S. Tucker
                                        -----------------------------------
                                        Richard S. Tucker